SCHEDULE A
Articles of Incorporation

040102

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

1. Name of Corporation:	Viosolar Inc.
2. Registered Agent for Service of Process: (check only one box)	☐ Commercial Registered Agent: ______ Name ☐ Noncommercial Registered Agent (name and address below) ***OR*** ☐ Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent **OR** Name of Title of Office or Other Position with Entity Street Address / City / Nevada / Zip Code Mailing Address (if different from street address) / City / Nevada / Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares *with par value:* 300,000,000 Par value per share: $ 0.001 Number of shares *without par value:*
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Name Street Address / City / State / Zip Code 2) Name Street Address / City / State / Zip Code
5. Purpose: (optional; see instructions)	*The purpose of the corporation shall be:*
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Name **X** **Incorporator Signature** Address / City / State / Zip Code
7. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity.* **X** **Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity** Date

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS 78 Articles
Revised: 3-10-11

Attachment
To
Articles of Incorporation
Of
Viosolar Inc.

3. Authorized Stock (continued)

(a)
The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,000,000 shares, of which 200,000,000 shall be shares of common stock, par value $0.001 per share, and 100,000,000 shall be shares of preferred stock, par value $0.001 per share.

(b)
Holders of common stock shall have one vote for each share on each matter submitted to a vote of the stockholders of the Corporation. Except as otherwise provided by law, by these Articles of Incorporation or by resolution or resolutions of the board of directors providing for the issuance of any series of preferred stock, the holders of common stock shall have sole voting power. Subject to all rights of the preferred stock or any series thereof, the holders of common stock shall be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. Upon any liquidation of the Corporation, and after holders of preferred stock of each series shall have been paid in full the amounts to which they respectively are entitled or a sum sufficient for such payment in full has been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of common stock, to the exclusion of holders of preferred stock.

(c)
Preferred stock may be issued from time to time in one or more series. The board of directors is hereby expressly granted the authority to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issuance of each such series the voting powers, designations, preferences, limitations, restrictions and relative rights of such series, to the full extent now or hereafter permitted by law. No holders of any series of preferred stock shall be entitled to receive any dividends thereon other than those specifically provided for by these Articles of Incorporation or the resolution or resolutions of the board of directors providing for the issuance of such series of preferred stock. Upon any liquidation of the Corporation, whether voluntary or involuntary, the holders of preferred stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by these Articles of Incorporation or by the resolution or resolutions of the board of directors providing for the issuance of such series.

Additional Provisions

8. Acquisition of Controlling Interest

The Corporation elects not to be governed by Nevada Revised Statutes (“NRS”) 78.378 to 78.3793, inclusive.

9. Combinations with Interested Stockholders

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

10. Liability

To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

(a)	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Article 11 will not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to such amendment or repeal.

11. Indemnification

(a)
Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

(b)
Inurement. The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Article 11, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

(c)
Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Article 11 are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, these Articles of Incorporation or otherwise.

(d)
Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

(e)
Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding for which the Indemnitee is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such Indemnitee to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the Indemnitee is not entitled to be indemnified for such expenses.